Exhibit 99.1

              Digital Recorders, Inc. Announces Expanded
                Strategic Focus on Security Products;
CEO Says, ''DRI Transit Products are Designed With Security in Mind''

    DALLAS--(BUSINESS WIRE)--April 13, 2005--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a market leader in transit, transportation, and law enforcement digital communications and audio enhancement systems, announced today that its strategy of delivering transit products with additional security features is progressing toward rollout later this year. That strategy involves increasing security-related functionality in the traditional Intelligent Transportation Systems (ITS) market through specially designed products, services, and strategic alliances.
    "Many of DRI's core products and services have, for a long time, included security-related elements. These existing products and services have provided transit authorities with the ability to not only gather and deliver better, more timely information, but also to enhance passenger security. We are now adding new security-related features to our existing products and services, and introducing new products and services, to further enhance passenger security capabilities -- a key focus for us in fiscal year 2005 and beyond," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.
    According to Mr. Turney, DRI has been growing its ITS business foundation since 1983. He believes the Company's expanded strategic focus on security will help this fundamental business segment continue to grow and evolve. "We plan to enhance our ongoing ITS efforts with additional products and services we believe to be critical to the future of public transportation around the globe -- passenger security. As part of our ongoing efforts to increase shareholder value, we also plan to take the necessary steps to help ensure the investment community is aware of the Company's expanded strategic focus."

    Outlook

    In fiscal year 2005, according to Mr. Turney, the Company plans to: (1) launch several additional products and services, including some that have specific security-related features and benefits for transit industry customers; (2) introduce new served markets in the U.S. and abroad; (3) intensify sales and marketing efforts in existing served markets; and (4) continue exploring acquisition and strategic alliance opportunities to further accelerate long-term growth.
    "When coupled with the anticipated favorable outcome of the reauthorization of the Transportation Equity Act: A Legacy for Users (TEA-LU, H.R. 3) later this year, we believe our new products and services, and intensified sales and marketing efforts, may position the Company to attain $55 million to $60 million-plus annualized run rate revenue over the next 18 months to 24 months. At that level of revenue, we expect profitability. Frankly, I am both optimistic and excited about what I see in the long term for DRI. The disruptions of the uncertainties over legislation, which have not yet been eliminated and may be with us for several more months, appear to be diminishing. This, plus our new products and acceptance of our new developments in the market, cause me to be optimistic. We will have period-over-period issues given the uneven nature of our contract-oriented business, but in the longer term, I expect to see positive trends and indications," Mr. Turney said.

    4Q04 and FY04 Conference Call Replay

    The Company's senior management discussed fourth quarter 2004 and fiscal year 2004 financial results, as well as the 2005 outlook, during an investors' conference call on Monday, April 4, 2005, at 11 a.m. (Eastern). For the convenience of investors, telephone replay will be available through Monday, April 18, 2005, via the following telephone numbers: Domestic, 877-519-4471 (Code No. 5864120); or International, 973-341-3080 (Code No. 5864120). The conference call's webcast, accessible via http://www.viavid.net/detailpage.aspx?sid=000023E1, will be archived until Monday, July 4, 2005.

    Annual Meeting of Shareholders

    The DRI Annual Meeting of Shareholders is slated for Friday, June 3, 2005, in Durham, N.C. Shareholders of record at the close of business on Friday, April 15, 2005, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. Final meeting details will be announced later.

    About the Company

    Digital Recorders, Inc. is a market leader in transit, transportation, and law enforcement and security digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transit communications products -- TwinVision(R) and Mobitec(R) route destination signage systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer aided dispatch/ automatic vehicle locating and monitoring systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies around the globe detect, capture, arrest, and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning our future revenue projections, the results of future federal legislation, including the reauthorization of the Transportation Equity Act: A Legacy for Users, future product and service offerings, potential acquisitions or strategic alliances, as well as any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind future revenue projections may not prove accurate over time, risks that federal legislation related to the transportation/security industry may not be enacted in the near future, if at all, or if enacted that such legislation would not prove to be beneficial to the Company, risks that future product and service offerings may not be accepted by our customers, risks that the Company might not identify or be able to consummate future acquisitions or strategic alliances or that if consummated that such transactions would prove to be beneficial to the Company, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com